Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

among

GENERAL CABLE CORPORATION,

PRYSMIAN S.p.A.,

AND

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

DATED AS OF June 6, 2018

SUBORDINATED CONVERTIBLE NOTES DUE 2029

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 6, 2018, by and among General Cable Corporation, a Delaware corporation, as issuer (the “Company”), Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Parent”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of December 18, 2009 (such Indenture, as modified by this Supplemental Indenture, and as the same may be further modified, being hereinafter called the “Indenture”), pursuant to which the Company issued its Subordinated Convertible Notes due 2029 in an aggregate principal amount of $429,463,000 (the “Securities”);

WHEREAS, the Company, Parent and Alisea Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 3, 2017, pursuant to which, among other things, concurrently with the execution of this Supplemental Indenture, Merger Sub is being merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, each share of Common Stock, except for certain excluded shares of Common Stock as specified in the Merger Agreement, was converted into the right to receive $30.00, payable to the holder in cash, without interest (the “Reference Property”);

WHEREAS, the Merger constitutes a Business Combination under the Indenture;

WHEREAS, Section 4.10 of the Indenture provides that the Company or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(a)(7) of the Indenture providing that the Holders of the outstanding Securities are entitled to convert such Securities into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such Business Combination had such Securities been converted into Common Stock immediately prior to such Business Combination;

WHEREAS, Section 4.10 of the Indenture also provides that if, in the case of any such Business Combination, the stock or other securities and assets receivable thereupon by a holder of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Business Combination, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Securities as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the conversion rights set forth in Article 4 of the Indenture;

WHEREAS, Section 10.01(a)(7) of the Indenture provides, among other things, that the Company and the Trustee may amend or supplement the Indenture of the Securities without notice to or consent of any Holder of a Security for the purpose of providing for conversion rights of Holders if any reclassification or change of Common Stock or any consolidation, merger or sale of all or substantially all of the Company’s property and assets occurs or otherwise complying with the provisions of the Indenture in the event of a merger, consolidation or transfer of assets (including the provisions of Section 4.10 and Article 6 of the Indenture);

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Officer’s Certificate and an Opinion of Counsel described in Sections 4.10(b), 6.01(b), 10.03 and 13.04 of the Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, the receipt and sufficiency of which is hereby acknowledged, the Company and Parent covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Securities (except as otherwise provided below), as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01. Conversion of Securities into the Reference Property. In accordance with and subject to Section 4.10 of the Indenture, as a result of the Merger, each $1,000 in principal amount of Securities is, from and after the effective time of the Merger, convertible in accordance with the terms of the Indenture into the right to receive the amount in cash that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the consummation of the Merger would have owned or been entitled to receive upon the Merger. For all conversions that occur after the effective time of the Merger in accordance with and subject to Article 4 of the Indenture, (i) the consideration due upon conversion of each $1,000 principal amount of Securities shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 4.01(j) of the Indenture) multiplied by the price paid per share of Common Stock in the Merger and (ii) the Company shall satisfy its conversion obligation by paying cash to converting Holders on the third Trading Day following the Conversion Date.

ARTICLE 3

ADDITION OF PARENT AS A PARTY TO THE INDENTURE

Section 3.01. Addition of Parent as a Party to the Indenture. Parent hereby agrees to be bound by the terms of the Indenture applicable to it (if any) and to provide or cause to be provided cash to the extent necessary to satisfy the Company’s conversion obligation with respect to any Securities validly surrendered for conversion pursuant to Article 4 of the Indenture.

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.01. Effect of this Supplemental Indenture. Upon the execution of this Supplemental Indenture under Article 10 of the Indenture, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of the Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

Section 4.02. Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture so supplemented relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 4.03. Notice of Supplemental Indenture. In accordance with Section 4.10 of the Indenture, the Trustee will, on the Company’s behalf, mail notice of the execution of this Supplemental Indenture to each Holder, at its address appearing on the Register provided for in the Indenture, within 20 days after execution hereof. Failure to deliver such notice shall not affect the legality or validity of this Supplemental Indenture.

Section 4.04. Successors and Assigns. All covenants and agreements in this Supplemental Indenture of the Company and the Parent shall bind their respective successors and assigns, whether so expressed or not.

Section 4.05. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.06. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or in the Securities, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder, any Paying Agent and the Holders) any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 4.07. Headings, Etc. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.08. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

Section 4.09. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the day and year first written.

GENERAL CABLE CORPORATION

By:	/s/ Matti Masanovich
Name:	Matti Masanovich
Title:	SVP & Chief Financial Officer

PRYSMIAN S.p.A.

By:	/s/ Giovanni Zancan
Name:	Giovanni Zancan
Title:	Group Finance Director

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bill Sicking
Name:	William E. Sicking
Title:	Vice President & Trust Officer

[Signature page to the First Supplemental Indenture]